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                                                                 Exhibit 99.1


                 HERCULES COMPLETES ACQUISITION OF BETZDEARBORN

         WILMINGTON, DEL, OCTOBER 15, 1998... Hercules Incorporated (NYSE: HPC) today announced that it has completed the previously announced acquisition of BetzDearborn Inc. for $72 per share in cash, or approximately $2.4 billion. Hercules has also assumed approximately $700 million in BetzDearborn debt.

         The combination of Hercules and BetzDearborn, which was announced on July 30, created a global leader in specialty chemicals with a premier paper chemical business that will provide the most complete offering of products and services to the pulp and paper industry. BetzDearborn also brings to Hercules a leading water and industrial process treatment franchise.

         "This is a compelling combination that will provide Hercules with significant growth opportunities," said R. Keith Elliott, Hercules chairman and co-chief executive officer. "By joining forces, we are creating the world's premier paper chemical franchise with the unique ability to offer our customers-who are increasingly demanding integrated, cost-effective solutions-with complete functional, process, and water treatment chemicals, or true start-to-finish capabilities. At the same time, this acquisition will create value for our shareholders."

         William R. Cook, Hercules vice chairman and co-chief executive officer, said, "We have a detailed integration plan in place and expect to move ahead quickly with the implementation to leverage the strengths of both organizations. In addition to our significant sales organization, together, we will have the technology, financial and manufacturing strength to achieve strong, profitable growth in today's demanding marketplace."


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         Hercules expects the transaction to be accretive to cash earnings in the first year and to both cash and reported earnings per share in the second year, with increasing levels of accretion thereafter. It also expects to achieve a minimum of $125 million in synergies.

         BetzDearborn is the world's premier supplier of engineered chemical treatment programs for influent water, boiler, cooling, wastewater and process systems in industrial, commercial and institutional establishments.

         Hercules manufactures chemical specialty products for a variety of markets worldwide. With shareholder value as its guiding focus, the corporation concentrates on value-added, high-performance products where it has a market or technology advantage. For more information, visit the Hercules website at www.herc.com.

                                      # # #

This news release includes forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995, reflecting management's current analysis and expectations, based on reasonable assumptions. Results could differ materially depending on such factors as business climate, economic and competitive uncertainties, higher manufacturing costs, reduced level of customer orders, risks in developing new products and technologies, environmental and safety regulations and clean-up costs, foreign exchange rates, and adverse changes in economic and political climates around the world. As appropriate, additional factors are contained in reports filed with the Securities and Exchange Commission. This paragraph is included to provide safe harbor for forward-looking statements, which are not required to be publicly revised as circumstances change.

Media Contacts:
Claire Lamar Carey (302) 594-6030, ccarey@herc.com
Bob Palangio (215) 953-2417, robertj.palangio@betzdearborn.com

Investor Contacts:
Bob Gallant (302) 594-5254, rgallant@herc.com
Bill Drury (215) 953-2355, william.t.drury@betzdearborn.com


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